Exhibit 99.1

Contact:
Steven H. Benrubi
(949) 699-3947

THE WET SEAL, INC. ANNOUNCES JANUARY COMPARABLE STORE SALES DECLINED 9.4%
AFFIRMS FOURTH QUARTER EPS GUIDANCE
FOOTHILL RANCH, CA, February 7, 2013 - The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, reported net sales and comparable store sales for the five-week period ended February 2, 2013, or fiscal January, and the fiscal fourth quarter ended February 2, 2013, as follows:

Fiscal January

	Net Sales (1)(3)		Comparable Store Sales % Change (2)(3)
	$ in Millions	% Change From Last Year	This Year	Last Year
Wet Seal	$32.0	17.2%	(13.4)%	(13.0)%
Arden B	8.0	55.3%	22.8%	(12.7)%
Total	$40.0	23.3%	(9.4)%	(13.0)%

Fiscal Fourth Quarter

	Net Sales (1)(3)		Comparable Store Sales % Change (2)(3)
	$ in Millions	% Change From Last Year	This Year	Last Year
Wet Seal	$137.2	(1.1)%	(9.1)%	(4.6)%
Arden B	24.5	0.7%	(3.1)%	(11.0)%
Total	$161.7	(0.9)%	(8.3)%	(5.5)%

(1)
Net sales for fiscal January and the fourth quarter of the current year include five weeks and fourteen weeks, respectively, while net sales for fiscal January and the fourth quarter of the prior year include four weeks and thirteen weeks, respectively.

(2)
Comparable store sales for fiscal January and the fourth quarter of the current year are versus the comparable five weeks and fourteen weeks, respectively, from the prior year. Comparable store sales for fiscal January and the fourth quarter of the prior year are versus the comparable four weeks and thirteen weeks, respectively, from the preceding year.

(3)
Net sales at Arden B for fiscal January and the fourth quarter of the current year include store closure sales associated with 18 locations, which took place during the course of the month. These stores generated sales of $1.6 million and $0.7 million in fiscal January of the current year and prior year, respectively, and are not included in the current year comparable store sales results.

E-commerce net sales, which are not included in comparable store sales, increased 29.8% and 13.9% in fiscal January and the fiscal fourth quarter, respectively. Such increases include the benefit from the additional week in both fiscal January and the fourth quarter in the current year. Excluding the impact of the additional week, e-commerce net sales increased 6.5% and 8.5% in fiscal January and the fiscal fourth quarter, respectively.

John D. Goodman, the Company's Chief Executive Officer, commented, "Our overall January sales results were below our expectations due to a comparable store sales decline in Wet Seal, partially offset by improved performance at Arden B.

“At Wet Seal, while sales were strong in the first week of January, business slowed considerably during the course of the month, driven by transaction declines. We responded with aggressive promotional and clearance strategies, enabling us to end the fiscal year with a clean inventory position from which to build our spring assortment in the coming weeks.

“At Arden B, we saw encouraging progress. A shift in New Year's Eve from fiscal December last year to the first week of January this year benefitted business considerably. Excluding this first week, however, Arden B January comparable store sales still increased in the low single digits, representing sequential improvement in business trends versus recent months.”

Fiscal Fourth Quarter Guidance
The Company continues to estimate its fourth quarter loss per diluted share, before the effect of one-time charges and non-cash asset impairments, will be $0.06.

As previously disclosed, the Company estimates it will incur $1.3 million in one-time pre-tax severance charges for workforce reductions that occurred last week. The Company also estimates it will incur a $0.7 million one-time pre-tax charge upon the early termination of two investment banker retention agreements. Lastly, the Company is evaluating several Wet Seal and Arden B stores for potential non-cash asset impairments. The one-time charges and potential asset impairment charges are not included in prior or current guidance and will increase the Company's loss per diluted share for the quarter.

Discontinuation of Monthly Sales Reporting
As a reminder, the Company will now discontinue monthly sales reporting. This aligns the Company's sales reporting cadence with most of its public company competitors and other specialty apparel retailers. The Company will report quarterly sales results on the first Thursday following the close of each fiscal quarter, with the first such report to occur on Thursday, May 9, 2013.

About The Wet Seal, Inc.
Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of February 2, 2013, the Company operated a total of 530 stores in 47 states and Puerto Rico, including 468 Wet Seal stores and 62 Arden B stores. The Company's products can also be purchased online at www.wetseal.com or www.ardenb.com. For more Company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company's estimated fourth quarter loss per share and year-end inventories, as well as the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
SOURCE: The Wet Seal, Inc.